SCULPTOR CAPITAL MANAGEMENT REPORTS FIRST QUARTER 2022 RESULTS
NEW YORK, May 5, 2022 - Sculptor Capital Management, Inc. (NYSE: SCU) today reported GAAP Net Income Attributable to Class A Shareholders of $16.9 million, or $0.63 per basic and a loss of $0.29 per diluted Class A Share, for the first quarter of 2022, compared to GAAP Net Loss of $20.3 million, or $0.85 per basic and $0.99 per diluted Class A Share, for the first quarter of 2021.
First Quarter 2022 Highlights
▪Distributable Earnings1,2 were $29.2 million, or $0.48 per Fully Diluted Share, compared to $36.5 million, or $0.62 per Fully Diluted Share for the first quarter of 2021
▪A cash dividend of $0.11 was declared to Class A Shareholders, payable on May 25, 2022, to holders of record as of May 18, 2022
▪Announced authorization to repurchase up to $100.0 million of outstanding common stock in February 2022 and purchased $6.2 million of shares
▪Sculptor Master Fund was down 2.9% net
▪Sculptor Credit Opportunities Master Fund and Customized Credit Focused Platform were up 1.2% and 0.8% net, respectively
▪AUM was $38.6 billion, up $1.2 billion year-over-year. Fee-paying AUM was $31.8 billion and longer-term AUM was $26.4 billion3
▪Gross inflows were $482.3 million into multi-strategy funds and $1.4 billion across our platform
▪Closed on a $350.0 million structured alternative investment solution, a long-term vehicle tailored to insurance clients which deploys capital across our credit, real estate, and multi-strategy funds4
▪Held first closings in Real Estate Credit Fund II with $171.5 million and in Sculptor Tactical Credit Fund (“STAX”) with $119.9 million, our seventh closed-end opportunistic credit fund5
▪Adjusted net assets1,6 were $282.8 million
April 2022 Update
▪Purchased $12.3 million of shares in aggregate as part of the share repurchase plan through May 1
▪Sculptor Master Fund was down 3.1% net month-to-date through April 30, 2022, bringing year-to-date performance to down 5.9% net through April 30, 2022
▪Sculptor Credit Opportunities Master Fund and Customized Credit Focused Platform were up 1.0% and 0.1% net, month-to date through April 30, 2022, respectively, bringing year-to-date performance to up 2.3% and up 0.9% net, through April 30, 2022, respectively
▪As of May 1, 2022, AUM was $37.8 billion
▪Gross inflows were $742 million into our multi-strategy funds and $2.0 billion across our platform year to date through May 1, 2022
Sculptor will hold a conference call today, May 5, 2022, 10:00 am ET. The call can be accessed by dialing +1-877-407-0312 (in the U.S.) or +1-201-389-0899 (international) or via webcast available on our website.
FORWARD LOOKING STATEMENTS: PLEASE SEE PAGE 26 OF THIS PRESS RELEASE FOR DISCLOSURES ON FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.
1 Distributable Earnings and adjusted net assets and their components are non-GAAP measures. For more information and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 19 through 22.
2 Distributable Earnings is a measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement.
3 Longer-term AUM is defined as AUM from investors that are subject to commitment periods of three years or longer. Investors with longer-term assets under management may have less than three years remaining in their commitment period.
4 Given our investment in this product (alongside our clients), we have consolidated the full structure onto our GAAP financial statements starting this quarter.
5 Both the Real Estate Credit Fund II and STAX Fund closing figures include commitments from our structured alternative investment solution. The STAX Fund is primarily all capital from our structured alternative investment solution.
6 Adjusted net assets include cash, cash equivalents and United States (“U.S.”) government obligations, at fair value, investments in funds, excluding employee-related investments, and investments in CLOs, net of financing, reduced by principal outstanding of debt obligations.

Financial Highlights

(dollars in millions, except per share amounts)	1Q '22	4Q '21	1Q '21
GAAP Results
Net Income (Loss) Attributable to Sculptor Capital Management	$13.8	$20.1	$(20.3)
Net Income (Loss) Attributable to Class A Shareholders	$16.9	$(5.8)	$(20.3)
Earnings (Loss) per Class A Share - basic	$0.63	$(0.23)	$(0.85)
Loss per Class A Share - diluted	$(0.29)	$(0.75)	$(0.99)

Non-GAAP Financial Measures[7]
Distributable Earnings[8]	$29.2	$(56.3)	$36.5
Distributable Earnings Per Fully Diluted Share	$0.48	$(0.94)	$0.62
Adjusted Net Assets[9]	$282.8	$381.4	$228.5

Capital Metrics
Assets Under Management	$38,634	$38,060	$37,374

Management Commentary
It has been one year since we released our shareholder letter detailing the strategy of the organization and plans for growth. We thought we should evaluate our performance against those strategic goals:
1.Investment performance: compound capital over the long term consistent with client objectives
2.Flows: maintain and accelerate real estate and credit flows while turning the tide on capital raising for multi-strategy funds
3.Balance sheet: grow adjusted net assets in order to first maintain a defensive margin of safety, and second play offense by both investing in growth and, if appropriate, returning capital to shareholders
4.New initiatives: evaluate growth initiatives that fit our investment philosophy, capabilities and culture
5.Transparency: increasing and enhancing our shareholder disclosures
1.Investment Performance
Our funds continue to exceed client expectations over the long term.
•Opportunistic credit: This area has been a star performer in recent history, even outperforming its already stellar long-term results. Specifically, the Sculptor Credit Opportunities Master Fund had net returns of +46% since April 2020, an outperformance of 26% over the global high yield index. For the first quarter, the Sculptor Credit Opportunities Master Fund was up 1.2% net versus the BAML Global High Yield Index and BAML US Corporate Index which were down 6.0% and 7.7%, respectively.
7 Distributable Earnings and adjusted net assets and their components are non-GAAP measures. For more information and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 19 through 22.
8 Distributable Earnings is a measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement.
9 Adjusted net assets include cash, cash equivalents and United States (“U.S.”) government obligations, at fair value, investments in funds, excluding employee-related investments, and investments in CLOs, net of financing, reduced by principal outstanding of debt obligations.

•Institutional Credit Strategies: Our CLOs continued their strong performance since the beginning of 2021, demonstrated by meaningful improvement, both on a relative and absolute basis, across numerous credit quality metrics while still generating strong risk-adjusted returns on assets.
•Real estate: Both the equity and credit funds continue to have phenomenal performance and have offered favorable risk reward profiles for their respective asset classes: Sculptor Real Estate Fund III has a 17.5% life-to-date annualized net return and Sculptor Real Estate Credit Fund I has a 12.7% life-to-date annualized net return through March 31, 2022.
•Multi-strategy: The multi-strategy funds have met client expectations on a near-term basis and significantly exceeded expectations on a longer-term basis with an 11.3% net return since inception with less than half the volatility of equity markets, achieving a Sharpe Ratio(b) of 1.4.
During the first quarter our funds have navigated the extreme volatility resulting from the potent cocktail of high inflation, geopolitical catastrophes, commodity shortages, COVID disruptions and the commencement of financial tightening. Our multi-strategy funds have experienced a fraction of the drawdown of the broader markets and our opportunistic credit funds generated positive returns for the quarter while most broad fixed income indices experienced generational declines. This recent performance positions us well to capitalize on the current market backdrop as we aim to deliver long-term performance to our clients.
2.Flows
The last year was an inflection point for our business in terms of flows for our multi-strategy business. In 2021, we saw $1.2 billion of gross inflows and the first year of net inflows into our multi-strategy business since 2014. We continued this trend in the first quarter with gross inflows of $482.3 million and net inflows of $310.6 million into multi-strategy funds. Gross inflows were $742.4 million into our multi-strategy funds year to date through May 1, 2022. We got here by earning increased allocations from existing clients, as well as opening the door with new clients. We have also tapped into new distribution channels: first, greater access to retail relationships by expanding the breadth, depth and number of private wealth partnerships and second, greater access to institutional capital via consultant advisory relationships. Additionally, the general institutional allocator community seems to have taken note of the strength of our performance, the consistency of our team and the durability of our franchise. This has translated to flows.
While flows are difficult to forecast for the rest of the year, we think our near-term results are proof of our progress crystallizing into actual results. We are excited about the longer-term potential.
3.Balance Sheet
We committed to build a strong balance sheet while simultaneously evaluating the best uses of that growing capital base. We need a strong balance sheet to first, ensure we can play defense during challenging times and to second, start to play offense by investing to grow. We also said we would continuously evaluate returning capital beyond what is stipulated in our stated dividend policy. Our adjusted net assets have increased from $(55.8) million in 2018 to $282.8 million as of March 31, 2022. This balance sheet position significantly increases the resilience of our platform and indeed has allowed us to start playing some offense.
In the first quarter, we did just that by deploying capital to generate long-term value for shareholders and to optimize our capital management plan through both share repurchases and dividends.
•We made investments in our business, increasing our investments in our funds to $229.4 million as of the end of the first quarter. The bulk of this increase went into new funds which we think will create terrific investment opportunities for our clients, will be great for our business and should generate a healthy return for our balance sheet to boot.

•We announced a new share repurchase plan in February when our Board of Directors authorized a buyback up to $100.0 million of our common stock. So far, we purchased 473,719 shares at an average price of $13.19, buying $6.2 million against our buyback in the first quarter and $12.3 million in aggregate through May 1, 2022.
•We declared a cash dividend of $0.11 for the first quarter, which represents 10% of our Distributable Earnings. In the fourth quarter, we will true up our dividend to bring the full year dividend amount to 20%-30% of Distributable Earnings, in line with our stated annual policy. We believe it is most sensible to target dividend payments equal to 10% of Distributable Earnings during the first three quarters and true up our dividend in the fourth quarter. This approach helps to align dividend payments with the timing of incentive income and bonuses. As a reminder, the dividend is paid only to Class A shareholders during the Distribution Holiday.
4.New Initiatives
We have been focused on opportunities that are complementary to our core business and provide solutions for our clients, including new products for our existing capabilities and new distribution channels for our existing products. We have spent the last year planting seeds for future growth and delivered results on both in the first quarter.
In the first quarter, we held first closes for our Real Estate Credit Fund II, the second vintage in our real estate credit fund series, and Sculptor Tactical Credit Fund (“STAX”), which is the latest vintage in our series of seven closed-end opportunistic credit funds. We plan to hold additional closes for both funds and typically target our most recent fund in the series to be larger than the last fund raised.
In March, we closed a $350.0 million structured alternative investment solution that will invest across the breadth of fund offerings of the Sculptor platform. This is the hallmark of our insurance solutions franchise allowing us to deliver our core investment capabilities to the insurance industry in a structure tailored to the specific objectives of those clients. The insurance market seeks great risk-adjusted returns in a capital-efficient format, often with a very long-term time horizon. We hope our solution delivers just that, and uniquely does so as the first of its kind with both closed-end and open-end underlying fund opportunities. We believe the insurance industry is one of the largest and growing allocators to alternative investments, and that our thought leadership in multi-strategy, credit and real estate positions us well to create value for our clients.
5.Transparency
We are focused on increasing transparency and enhancing our reporting for our shareholders. Over the last year we have enhanced our reporting metrics and our disclosures. We have continued to take shareholder feedback on our earnings materials and call structure and have adapted throughout the year. In the first quarter, we introduced a new metric: fee-paying AUM (“FP AUM”). We think this is an important metric in our industry and provides shareholders with more insight into our business. We previously provided shareholders the tools to calculate FP AUM, but are now showing additional detail. We will continue to evaluate and enhance our reporting to better communicate progress with shareholders.
We feel good about the execution on our business strategy. We remain passionate about maintaining the highest standard of excellence across all aspects of our business, continuing to generate best-in-class returns for our clients, and doing so with a focus on creating shareholder value.
We will close with the same spirit as in our letter one year ago - focused on long-term goals and long-term progress. We will not achieve what we plan to achieve in any given month or quarter. But over the course of a year, and hopefully many more in the future, much work can be done. We firmly believe that if we continue to execute on our core mission, our clients, shareholders and employees should all be delighted with the results.

Performance10

(as of March 31, 2022)	1Q '22	FY ‘21	5 Year	Since Sculptor Fund Inception
Multi-Strategy Composite Net (inception April 1, 1994)(a)(b)	(2.9)%	5.0%	8.2%	11.3%
HFRI Fund Weighted Composite Index(c)	(0.8)%	10.2%	6.4%	7.8%
MSCI World(c)	(4.5)%	24.7%	12.8%	8.4%
Balanced US 60/40 Index(c)	(6.3)%	10.6%	7.4%	5.4%
Sculptor Credit Opportunities Master Fund Net (inception November 1, 2011)(a)(e)	1.2%	17.0%	6.5%	10.0%
BAML Global High Yield(f)	(6.0)%	1.4%	3.9%	5.5%
HFRX Fixed Income Credit Index(f)	(5.2)%	1.4%	2.6%	2.5%
Customized Credit Focused Platform Net (weighted average returns, inception April 6, 2010)(a)(t)	0.8%	17.2%	9.6%	12.5%
BAML Global High Yield(f)	(6.0)%	1.4%	3.9%	5.8%
HFRX Fixed Income Credit Index(f)	(5.2)%	1.4%	2.6%	2.3%
	Real Estate
Life-to-Date Performance (as of March 31, 2022)	Fund I(n)	Fund II(n)	Fund III(n)	Credit Fund I(n)
Gross(g)	25.5%	32.9%	28.3%	18.6%
Net(h)	16.1%	21.8%	17.5%	12.7%
Overall our funds navigated the market volatility during the first quarter and continued to exceed client expectations over the long term.
Sculptor Master Fund was down 2.9% net for the first quarter of 2022 versus the MSCI World which was down 4.5%. Our approach allowed us to protect capital during a volatile quarter, capturing only a fraction of market downsize and minimizing losses relative to most risk assets. The multi-strategy funds benefited from our conservative positioning, centralized risk framework and inherent diversification of our investment model. Given our performance to date and the market dynamics, we believe we are well positioned from here on out. Since inception through March 31, 2022, the Multi-Strategy Composite has generated an 11.3% net return with less than half the volatility of equity markets, achieving a Sharpe Ratio(b) of 1.4.
Sculptor Credit Opportunities Master Fund and our Customized Credit Focused Platform were up 1.2% and 0.8% net, respectively, for the first quarter of 2022 versus the BAML Global High Yield Index which was down 6%, the HFRX Fixed Income Credit Index which was down 5.2%, and the BAML US Corporate Index which was down 7.7%. Returns in the first quarter were driven by process driven investments across asset classes and regions that remained orthogonal to spread widening and weaker credit markets. The Sculptor Credit Opportunities Master Fund has generated a 10.0% annualized net return life-to-date through March 31, 2022, while the Customized Credit Focused Platform generated a 12.5% annualized net return life-to-date through March 31, 2022. Notwithstanding the heightened volatility and unprecedented geopolitical developments during the quarter which drove credit spreads wider, the funds continued their track records of delivering exceptional returns since the trough of the market drawdown in 2020. Sculptor Credit Opportunities Master Fund had net returns of +46% since April 2020, an outperformance of 26% over the global high yield index.
Our real estate funds continue to generate phenomenal returns. Sculptor Real Estate Fund III has a 17.5% life-to-date annualized net return and Sculptor Real Estate Credit Fund I has a 12.7% life-to-date annualized net return through March 31, 2022. Both of these return streams have offered favorable risk reward profiles for their respective asset classes.
10 See pages 23 through 25 of this press release for important information related to the footnotes referenced in this section.

AUM
AUM Roll Forward11

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Institutional Credit Strategies	Real Estate Funds	Total
Quarterly
December 31, 2021	$11,113	$6,350	$16,052	$4,545	$38,060
Inflows / (Outflows)	311	(98)	797	137	1,147
Distributions / Other Reductions	—	—	(101)	(86)	(187)
Appreciation / (Depreciation)(i)	(348)	58	—	—	(290)
Other(j)	—	—	(90)	(6)	(96)
March 31, 2022	$11,076	$6,310	$16,658	$4,590	$38,634
Fee-Paying AUM (“FP AUM”)
FP AUM Roll Forward12

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Institutional Credit Strategies	Real Estate Funds	Total
Quarterly
December 31, 2021	$10,878	$5,743	$11,143	$3,875	$31,639
Inflows / (Outflows)	304	(98)	322	110	638
Distributions / Other Reductions	—	—	(39)	(57)	(96)
Appreciation / (Depreciation)(i)	(340)	56	—	—	(284)
Other(j)	(4)	29	(88)	(4)	(67)
March 31, 2022	$10,838	$5,730	$11,338	$3,924	$31,830
AUM and FP AUM increased $573.7 million and $191.1 million, respectively, during the first quarter of 2022 to $38.6 billion and $31.9 billion. FP AUM represents the AUM on which we earn management fees and/or incentive income. Key drivers were as follows:
▪Multi-strategy funds had positive net flows for the quarter, continuing the trend of positive net flows from 2021. During the first quarter of 2022, gross inflows were $482.3 million. Net inflows were partially offset by performance-related depreciation, keeping AUM relatively flat quarter-over-quarter.
–FP AUM is lower than AUM largely due to amounts held by our employees or other related parties who do not pay fees.
▪Opportunistic credit funds’ AUM remained relatively flat during the first quarter of 2022, driven by net outflows of $98.1 million, partially offset by performance-related appreciation. We had a successful first close of the Sculptor Tactical Credit Fund (“STAX”), which is the latest vintage in our series of seven closed-end opportunistic credit funds. This fund is a drawdown structure that does not charge management fees until capital is invested.
–FP AUM is lower than AUM largely due to uncalled capital for funds where we do not earn management fees until invested and balances held by our employees or other related parties who do not pay fees. Movements between uncalled and invested capital are reflected in the Other line item.
11 Includes amounts invested by the Company, its Executive Managing Directors, employees and certain other related parties for which the Company charged no management fees and received no incentive income for the periods presented. See page 24 of this press release for important information related to the footnotes references on this page.
12 See Page 23 for further information regarding Fee-Paying AUM

▪Institutional Credit Strategies AUM increased during the first quarter of 2022 due to the issuance of an additional European CLO and the closing of a $350.0 million structured alternative investment solution. This was partially offset by distributions and other reductions from negative foreign currency impact and paydowns of certain CLOs.
–FP AUM is lower than AUM primarily due to fee rebates when our funds invest in the equity of the CLO, changes to which are reflected in Other line item. The structured alternative investment solution AUM was initially reflected in Institutional Credit Strategies as non-FP AUM until the capital is deployed in funds across our platform. As of April 1, 2022, the solution was fully invested and became FP AUM. Going forward, the AUM and FP AUM will be categorized based on the underlying fund investments.
▪Real estate funds’ AUM increased during the first quarter of 2022 due to the first closing of Real Estate Credit Fund II, partially offset by distributions from realizations to clients. Real Estate Credit Fund II will increase FP AUM as capital is invested.
–FP AUM is lower than AUM primarily due to uncalled capital on our real estate credit funds where we do not earn fees until the capital is invested, co-investments, and amounts held by our employees or other related parties who do not pay fees.
Longer-Term AUM

(dollars in millions)	1Q '22	4Q '21	1Q '21
Multi-strategy funds	$386	$458	$666
Credit
Opportunistic credit funds	4,767	4,774	4,467
Institutional Credit Strategies	16,623	16,038	15,638
Real estate funds	4,590	4,545	4,251
Total	$26,366	$25,815	$25,022
Percent of Total Firm AUM	68%	68%	67%
Longer-term AUM is defined as AUM from clients that are subject to commitment periods of three years or longer.13 Our longer-term AUM has continued to increase over time, as our product mix continues to shift toward longer-duration products. Longer-term AUM has increased from 26% in 2013 to 45% in 2016 to 68% as of March 31, 2022, driven by growth in opportunistic credit, Institutional Credit Strategies and real estate funds. During the first quarter, longer-term AUM increased from the launch of a structured alternative investment solution, which was tailored to insurance clients and provides exposure to our funds across the platform in a long-dated format. Longer-term AUM creates stability in our platform and provides more consistency in our management fee earnings.

13 Investors with longer-term assets under management may have less than three years remaining in their commitment period.

Financial Results

(dollars in millions, except per share amounts)	1Q '22	4Q '21	1Q '21
Revenues	$97.3	$259.2	$123.3
Management fees	73.4	74.6	74.0
Incentive income	21.6	178.1	47.8
Other revenues	2.4	2.2	1.5
(Loss) income of consolidated entities	(0.1)	4.3	—

Expenses	108.6	245.0	121.5
Compensation and benefits	77.8	209.7	89.2
Interest expense	3.3	3.3	4.9
General, administrative and other	27.3	29.2	27.4
Expenses of consolidated entities	0.2	2.8	—

Other Income (Loss)	23.1	8.6	(42.6)
Income taxes	6.9	(6.2)	(1.7)
Consolidated Net Income (Loss)	4.9	29.0	(39.1)
Less: Net loss (income) attributable to noncontrolling interests	12.0	(9.5)	18.8
Less: Net (income) loss attributable to redeemable noncontrolling interests	(3.1)	0.6	—
Net Income (Loss) Attributable to Sculptor Capital Management, Inc.	$13.8	$20.1	$(20.3)
Change in redemption value of redeemable noncontrolling interests	3.1	(25.9)	—
Net Income (Loss) Attributable to Class A Shareholders	$16.9	$(5.8)	$(20.3)
Earnings (Loss) per Class A Share - basic	$0.63	$(0.23)	$(0.85)
Loss per Class A Share - diluted	$(0.29)	$(0.75)	$(0.99)
GAAP Net Income Attributable to Class A Shareholders
Net Income Attributable to Class A Shareholders was $16.9 million for the first quarter of 2022, or $0.63 per basic and a loss of $0.29 per diluted Class A Share.

Detailed Drivers
•Revenues were $97.3 million for the first quarter of 2022, down 21% from the first quarter of 2021 driven by lower incentive income.
–For details on the additional underlying drivers of our revenues, see the Economic Income analysis below.
•Total expenses for the first quarter of 2022 were $108.6 million, down 11% from the first quarter of 2021 driven by lower compensation and benefits expense.
–Compensation and benefits expense decreased due to lower bonus expense and lower equity-based compensation, partially offset by higher salaries and benefits.
–For details on the additional underlying drivers of our expenses, see the Economic Income analysis below.
▪Other income was higher year-over-year primarily due to a decrease in the fair value of warrant liabilities, as well as losses on early retirement of debt in the prior year period related to the $174.4 million repayment of the 2020 Term Loan. These increases were partially offset by net losses on our investments.
▪Income taxes were higher year-over-year primarily from increased profitability in 2022.

Economic Income

(dollars in millions)	1Q '22	4Q '21	1Q '21
Revenues	$90.8	$249.9	$118.4
Management fees	67.8	68.8	69.1
Incentive income	21.6	179.8	47.8
Other revenues	1.4	1.3	1.5

Expenses	$61.6	$290.6	$77.5
Total compensation and benefits	39.2	266.7	52.5
Salaries and benefits	17.8	16.7	17.4
Bonus[14]	21.4	250.0	35.1
General, administrative and other	19.3	20.8	20.6
Interest expense	3.1	3.1	4.4
Economic Income was $29.2 million for the first quarter of 2022.

Distributable Earnings were $29.2 million or $0.48 per Fully Diluted Share for the first quarter of 2022.

Detailed Drivers
▪Management fees decreased 2% year-over-year driven by lower management fees in Institutional Credit Strategies, partially offset by higher average AUM in multi-strategy funds.
–Multi-strategy funds’ management fees were up $2.7 million from the prior year on the back of higher AUM.
–Institutional Credit Strategies’ management fees were down $3.4 million from the prior year due to the one-time recoupment of $0.6 million of deferred CLO fees in 2021 and previously disclosed resets to current market fee rates. We continue to issue new CLOs and reset older vintages, extending the duration of the capital, albeit at lower fee rates. Average net fees on FP AUM decreased from 47bps to 40bps net of fee rebates year-over-year.
▪Incentive income for the first quarter of 2022 was $21.6 million driven primarily by crystallizations and distributions in opportunistic credit funds.
▪Total compensation and benefits decreased year-over-year driven by our bonus expense. As a reminder, in the first three quarters of the year we mainly accrue our minimum discretionary bonus expense and largely accrue our performance based bonus expense in the fourth quarter. In the first quarter of 2021, we had a one-time bonus expense of $6.7 million from the acceleration of departing executive compensation.
▪General, administrative and other expenses for the first quarter of 2022 were down 6% from the first quarter of 2021, primarily as a result of the sublease decreasing our rent expense, partially offset by higher professional services expenses.
▪Interest expense for the first quarter of 2022 was lower, down 31% from the first quarter of 2021 due to a lower average outstanding debt balance from paydowns of $224.4 million of the 2020 Term Loan in 2021.

14 The 4Q21 bonus amounts include $35.0 million of equity-based compensation expense.

Adjusted Net Assets

(dollars in millions)	1Q '22	YE ‘21	YE ‘20	YE ‘19
Summary Assets
Cash, cash equivalents and U.S. government obligations, at fair value[15]	$136.0	$376.2	$288.1	$387.5
Investments in funds, excluding employee-related investments[15]	229.4	83.4	51.2	49.1
Investments in CLOs, net of financing[15]	12.4	16.8	22.4	23.5
Summary Liabilities
2020 Term Loan[16]	(95.0)	(95.0)	(319.4)	—
2018 Term Loan[16]	—	—	—	(45.0)
Preferred Units[16]	—	—	—	(200.0)
Debt Securities[16]	—	—	—	(200.0)
Adjusted Net Assets[15]	$282.8	$381.4	$42.3	$15.1
In the first quarter of 2022, we made investments into our funds, which increased our investments in funds to $229.4 million. This was primarily from investments into new funds, which we believe will create investment opportunities for our clients, provide business growth and generate an attractive return for our balance sheet.
Our cash balance decreased in the first quarter from our investments in our funds and as a result of balance sheet timing around receivables and payables. This timing impact is most acute around year-end and into the first quarter given the timing of bonus payments and crystallizations of incentive income. Overall we feel good about the trend and growth trajectory of our adjusted net assets. We believe adjusted net assets is a good metric to evaluate our long-term progress, but creates challenges when evaluating shorter-term, quarter-over-quarter movements given these factors.

ABURI17

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Real estate Funds	Total
Quarterly
4Q '21	$5.2	$98.8	$122.9	$226.9
Recognized Incentive Income	(0.4)	(10.4)	(0.4)	(11.2)
Performance	(2.0)	10.6	18.4	27.0
1Q '22	$2.8	$99.0	$140.9	$242.7
Incentive income, if any, on our longer-term AUM is based on the cumulative investment performance generated over the respective commitment period.18 As of March 31, 2022, our ABURI was $242.7 million, up from the fourth quarter of 2021. During the quarter we recognized incentive income from several real estate funds and opportunistic credit funds, which decreased our ABURI balance. This was partially offset by performance in our opportunistic credit and real estate funds which increased our ABURI balance.
15 These items are non-GAAP measures. For information on and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 19 through 22.
16 Represents principal outstanding of the debt obligations and par value of Preferred Units.
17 ABURI is the amount of incentive income accrued at the fund level on our longer-term AUM that has not yet been recognized in our revenues. These amounts may ultimately not be recognized as revenue by us in the event of future losses in the respective funds, please see page 23.
18 Certain ABURI amounts presented above will generally have compensation expense (on an Economic Income Basis) that will reduce the amount ultimately realized on a net basis. Compensation expense relating to ABURI from our real estate funds is generally recognized at the same time the related incentive income revenue is recognized as the compensation is structured as carried interest in these vehicles. Compensation expense relating to ABURI generated from our multi-strategy funds and opportunistic credit funds is generally recognized in the fourth quarter of the year the underlying fund performance is generated which may not occur at the same time that the related incentive income revenues are recognized.

Capital Management and Shares Outstanding
During the first quarter, we purchased 473,719 shares at an average price of $13.19, resulting in a total buyback of $6.2 million. Through May 1, 2022, we purchased 978,992 shares in aggregate at an average price of $12.56, resulting in a total buyback of $12.3 million of stock. The Board of Directors authorized a share repurchase plan up to $100.0 million of our common stock outstanding.
As of the end of the first quarter there were 60,259,060 weighted-average fully diluted shares outstanding. There are approximately 25,494,505 Class A Shares outstanding, not including the potential impact of future shares to be repurchased between May 4, 2022 and the record date as part of the share repurchase program. A cash dividend of $0.11 per Class A share was declared for the first quarter of 2022, payable in the second quarter of 2022.

About Sculptor Capital Management
Sculptor Capital Management, Inc. is a leading global alternative asset management firm providing investment products in a range of areas including multi-strategy, credit and real estate. With offices in New York, London, Hong Kong and Shanghai, the Company serves global clients through commingled funds, separate accounts and specialized products. Sculptor Capital’s distinct investment process seeks to generate attractive and consistent risk-adjusted returns across market cycles through a combination of fundamental bottom-up research, a high degree of flexibility, a collaborative team and integrated risk management. The Company’s capabilities span all major geographies, in strategies including fundamental equities, corporate credit, real estate debt and equity, merger arbitrage, convertible and derivative arbitrage and structured credit. As of May 1, 2022, Sculptor Capital had approximately $37.8 billion in assets under management. For more information, please visit the Company's website (www.sculptor.com).

Investor Relations & Media Contact
Ellen Conti
Head of Corporate Strategy
Sculptor Capital Management, Inc.
+1-212-719-7381
investorrelations@sculptor.com

Appendix

Fund Information

	Assets Under Management as of March 31,		Returns(a) for the Three Months Ended March 31,				Annualized Returns Since Inception Through March 31, 2022
			2022		2021
(dollars in thousands)	2022	2021	Gross	Net	Gross	Net	Gross	Net
Multi-Strategy Funds
Sculptor Master Fund(b)	$10,189,273	$10,016,988	-2.5%	-2.9%	4.8%	3.6%	16.2%	11.3%
Sculptor Enhanced Master Fund	883,703	892,589	-3.2%	-3.6%	1.3%	0.8%	12.8%	8.6%
Other funds	3,241	9,156	n/m	n/m	n/m	n/m	n/m	n/m
	$11,076,217	$10,918,733
Credit
Opportunistic credit funds:
Sculptor Credit Opportunities Master Fund(e)	1,996,585	2,548,631	1.8%	1.2%	8.7%	7.2%	14.0%	10.0%
Customized Credit Focused Platform	3,999,378	3,660,340	See page 13 for information on the Company's Customized Credit Focused Platform.
Closed-end opportunistic credit funds	313,589	343,528	See page 13 for information on the Company's closed-end opportunistic credit funds
	6,309,552	6,552,499
Institutional Credit Strategies	16,657,708	15,652,429	See page 14 for information on the Company's Institutional Credit Strategies.
	$22,967,260	$22,204,928

Real estate funds	4,590,385	4,250,757	See page 15 for information on the Company's real estate funds.

Total	$38,633,862	$37,374,418

n/m - not meaningful
See pages 23 through 25 of this press release for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Customized Credit Focused Platform

	Weighted-Average Returns for the Three Months Ended March 31,				Inception to Date as of March 31, 2022
	2022		2021		IRR		Net Invested Capital Multiple
	Gross	Net	Gross	Net	Gross	Net
Customized Credit Focused Platform
Opportunistic Credit Performance	1.2%	0.8%	8.3%	6.7%	15.7%	12.1%	2.7x
See page 25 of this press release for important information related to information presented in this table above. Performance presented is for the opportunistic credit strategies in the Customized Credit Focused Platform. As of March 31, 2022, approximately 92% of the invested capital in the Customized Credit Focused Platform is invested in the Platform’s opportunistic credit strategies.

Closed-end Opportunistic Credit Funds

	Assets Under Management as of March 31,		Inception to Date as of March 31, 2022
			Total Commitments	Total Invested Capital(k)	IRR		Gross MOIC(m)
(dollars in thousands)	2022	2021			Gross(l)	Net(h)
Closed-end Opportunistic Credit Funds (Investment Period)
Sculptor Tactical Credit Fund (2022 - 2025)	—	—	119,940	—	n/m	n/m	n/m
Sculptor European Credit Opportunities Fund (2012-2015)(n)	—	—	459,600	305,487	15.7%	11.8%	1.5x
Sculptor Structured Products Domestic Fund II (2011-2014)(n)	—	13,428	326,850	326,850	19.2%	15.1%	2.1x
Sculptor Structured Products Offshore Fund II (2011-2014)(n)	—	11,973	304,531	304,531	16.5%	12.9%	1.9x
Sculptor Structured Products Offshore Fund I (2010-2013)(n)	—	4,721	155,098	155,098	23.7%	18.9%	2.1x
Sculptor Structured Products Domestic Fund I (2010-2013)(n)	4,706	4,586	99,986	99,986	22.6%	18.0%	2.0x
OZ Global Credit Master Fund I (2008-2009)	—	—	214,141	214,141	5.5%	4.2%	1.1x
Other funds	308,883	308,820	309,000	181,403	n/m	n/m	n/m
	$313,589	$343,528	$1,989,146	$1,587,496
n/m - not meaningful
See pages 23 through 25 of this press release for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Institutional Credit Strategies

	Most Recent Launch or Refinancing Year		Assets Under Management as of March 31,
(dollars in thousands)		Deal Size	2022	2021
Collateralized Loan Obligations	2017	$1,658,282	$1,022,949	$1,023,479
	2018	5,315,728	4,120,842	4,906,269
	2019	653,250	—	596,665
	2020	1,868,287	1,689,703	1,726,148
	2021	8,174,069	7,092,080	6,071,175
	2022	451,234	442,323	—
		$17,669,616	$14,367,897	$14,323,736

Aircraft Securitization Vehicles	2018	696,000	471,774	475,415
	2019	1,128,000	340,685	388,706
	2020	472,732	171,435	175,710
	2021	821,529	600,912	—
		$3,118,261	$1,584,806	$1,039,831

Collateralized Bond Obligations	2021	367,050	285,845	274,418

Other Funds	n/a	n/a	419,160	14,444
		$21,154,927	$16,657,708	$15,652,429

Fund Information (contd.)
Real Estate Funds

(dollars in thousands)	Assets Under Management as of March 31,		Inception to Date as of March 31, 2022
				Total Investments
			Total Commitments	Invested Capital(p)	Total Value(q)	Gross IRR(g)	Net IRR(h)	Gross MOIC(r)
	2022	2021
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$—	$—	$408,081	$386,298	$847,612	25.5%	16.1%	2.2x
Sculptor Real Estate Fund II (2011-2014)(n)	24,676	42,040	839,508	762,588	1,612,134	32.9%	21.8%	2.1x
Sculptor Real Estate Fund III (2014-2019)(n)	269,831	405,775	1,500,000	1,101,784	1,968,495	28.3%	17.5%	1.8x
Sculptor Real Estate Fund IV (2019-2023)(s)	2,593,758	2,593,338	2,596,024	735,998	938,437	n/m	n/m	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	347,624	259,370	736,225	641,167	811,871	18.6%	12.7%	1.3x
Sculptor Real Estate Credit Fund II (2022-2025)(n)	136,235	—	171,535	n/m	n/m	n/m	n/m	n/m
Other funds	1,218,261	950,234	1,329,230	1,092,191	1,388,179	n/m	n/m	n/m
	$4,590,385	$4,250,757	$7,580,603	$4,720,026	$7,566,728

	Inception to Date as of March 31, 2022
(dollars in thousands)	Realized/Partially Realized Investments(q)				Unrealized Investments as of March 31, 2022
	Invested Capital	Total Value	Gross IRR(g)	Gross MOIC(r)	Invested Capital	Total Value	Gross MOIC(r)
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$386,298	$847,612	25.5%	2.2x	$—	$—	—
Sculptor Real Estate Fund II (2011-2014)(n)	762,588	1,612,134	32.9%	2.1x	—	—	—
Sculptor Real Estate Fund III (2014-2019)(n)	920,933	1,711,618	32.2%	1.9x	180,851	256,877	1.4x
Sculptor Real Estate Fund IV (2019-2023)(s)	278,006	414,416	n/m	n/m	457,992	524,021	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	282,685	387,893	22.3%	1.4x	358,482	423,978	1.2x
Sculptor Real Estate Credit Fund II (2022-2025)(n)	n/m	n/m	n/m	n/m	n/m	n/m	n/m
Other funds	199,333	359,486	n/m	n/m	892,858	1,028,693	n/m
	$2,829,843	$5,333,159			$1,890,183	$2,233,569
n/m - not meaningful
See pages 23 through 25 of this press release for important information related to the footnotes referenced in these tables above.

GAAP Consolidated Balance Sheets - Unaudited

(dollars in thousands)	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$135,951	$170,781
Restricted cash	7,188	7,289
Investments (includes assets measured at fair value of $226,552 and $424,910, including assets sold under agreements to repurchase of $171,195 and $157,721 as of March 31, 2022 and December 31, 2021, respectively)	391,680	583,622
Income and fees receivable	65,198	193,636
Due from related parties	20,446	28,037
Deferred income tax assets	236,665	241,759
Operating lease assets	84,095	85,735
Other assets, net	95,612	77,091
Assets of consolidated entities:
Cash and cash equivalents	343,486	—
Restricted cash and cash equivalents	234,623	234,601
Other assets of consolidated entities	5,179	5,304
Total Assets	$1,620,123	$1,627,855
Liabilities and Shareholders' Equity
Liabilities
Compensation payable	$31,823	$246,261
Unearned income and fees	79,093	62,800
Tax receivable agreement liability	178,986	195,752
Operating lease liabilities	102,314	104,753
Debt obligations	122,103	126,474
Warrant liabilities, at fair value	40,951	65,287
Securities sold under agreements to repurchase	172,519	156,448
Other liabilities	33,664	38,790
Liabilities of consolidated entities:
Loans payable, at fair value	215,733	—
Warrant liabilities, at fair value	3,450	7,590
Other liabilities of consolidated entities	10,772	10,817
Total Liabilities	991,408	1,014,972

Commitments and Contingencies
Redeemable Noncontrolling Interests of Consolidated Entities	234,600	234,600
Shareholders' Equity
Class A Shares, par value $0.01 per share, 100,000,000 and 100,000,000 shares authorized, 26,052,113 and 25,668,987 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	261	257
Class B Shares, par value $0.01 per share, 75,000,000 and 75,000,000 shares authorized, 33,676,331 and 33,613,023 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	337	336
Treasury stock, at cost; 473,719 and 0 common shares as of March 31, 2022 and December 31, 2021, respectively	(6,249)	—
Additional paid-in capital	202,305	184,691
Accumulated deficit	(239,776)	(253,521)
Accumulated other comprehensive (loss) income	(699)	51
Shareholders’ deficit attributable to Class A Shareholders	(43,821)	(68,186)
Shareholders’ equity attributable to noncontrolling interests	437,936	446,469
Total Shareholders’ Equity	394,115	378,283
Total Liabilities and Shareholders’ Equity	$1,620,123	$1,627,855

GAAP Consolidated Statements of Operations - Unaudited

	Three Months Ended March 31,
(dollars in thousands, except per share amounts)	2022	2021
Revenues
Management fees	$73,437	$73,961
Incentive income	21,642	47,804
Other revenues	2,430	1,581
(Loss) income of consolidated entities	(161)	3
Total Revenues	97,348	123,349
Expenses
Compensation and benefits	77,785	89,234
Interest expense	3,285	4,868
General, administrative and other	27,316	27,376
Expenses of consolidated entities	244	2
Total Expenses	108,630	121,480
Other Income (Loss)
Changes in fair value of warrant liabilities	24,336	(24,944)
Changes in tax receivable agreement liability	(7)	580
Net losses on retirement of debt	—	(23,673)
Net (losses) gains on investments	(5,344)	5,362
Net gains of consolidated entities	4,140	—
Total Other Income (Loss)	23,125	(42,675)

Income (Loss) Before Income Taxes	11,843	(40,806)
Income taxes	6,967	(1,715)
Consolidated Net Income (Loss)	4,876	(39,091)
Less: Net loss attributable to noncontrolling interests	12,006	18,798
Less: Net income attributable to redeemable noncontrolling interests	(3,068)	—
Net Income (Loss) Attributable to Sculptor Capital Management, Inc.	13,814	(20,293)
Change in redemption value of redeemable noncontrolling interests	3,068	—
Net Income (Loss) Attributable to Class A Shareholders	$16,882	$(20,293)
Earnings (Loss) per Class A Share
Earnings (Loss) per Class A Share - basic	$0.63	$(0.85)
Loss per Class A Share - diluted	$(0.29)	$(0.99)
Weighted-average Class A Shares outstanding - basic	26,596,572	23,853,428
Weighted-average Class A Shares outstanding - diluted	43,693,932	39,872,934

GAAP Consolidated Statement of Comprehensive Income (Loss) - Unaudited

	Three Months Ended March 31,
(dollars in thousands)	2022	2021

Consolidated net income (loss)	$4,876	$(39,091)
Other Comprehensive Income (Loss), Net of Tax
Other comprehensive loss – currency translation adjustment	(750)	(868)
Comprehensive Income (Loss)	4,126	(39,959)
Less: Comprehensive loss attributable to noncontrolling interests	12,006	19,284
Less: Comprehensive income attributable to redeemable noncontrolling interests	(3,068)	—
Comprehensive Income (Loss) Attributable to Sculptor Capital Management, Inc.	$13,064	$(20,675)

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited

(dollars in thousands, except per share amounts)	1Q '22	4Q '21	1Q '21
Net Income (Loss) Attributable to Class A Shareholders—GAAP	$16,882	$(5,788)	$(20,293)
Change in redemption value of redeemable noncontrolling interests	(3,068)	25,924	—
Net Income (Loss) Allocated to Sculptor Capital Management, Inc.—GAAP	$13,814	$20,136	$(20,293)
Net (loss) income allocated to Group A Units	(12,663)	8,117	(19,253)
Equity-based compensation, net of RSUs settled in cash	22,737	(26,071)	30,202
Adjustment to recognize deferred cash compensation in the period of grant	8,580	(26,543)	8,995
2020 Term Loan non-cash discount accretion	246	245	434
Income taxes	6,967	(6,280)	(1,715)
Changes in fair value of warrant liabilities	(24,336)	(23,425)	24,944
Net losses on retirement of debt	—	—	23,673
Net losses (gains) on investments	5,344	5,148	(5,362)
Adjustment for expenses related to compensation and profit-sharing arrangements based on fund investment performance	7,271	(4,424)	(2,498)
Changes in tax receivable agreement liability	7	9,220	(580)
Depreciation, amortization and net gains and losses on fixed assets	1,394	1,619	1,735
Other adjustments	(160)	1,533	653
Economic Income—Non-GAAP	$29,201	$(40,725)	$40,935
Payable for taxes and tax receivable agreement—Non-GAAP	(26)	(15,589)	(4,425)
Distributable Earnings—Non-GAAP	$29,175	$(56,314)	$36,510
Weighted-average Class A Shares outstanding	26,596,572	25,570,111	23,853,428
Weighted-average Partner Units	28,035,150	28,391,514	29,032,363
Weighted-average Class A Restricted Share Units (RSUs)	2,508,983	3,348,265	3,702,394
Weighted-average Restricted Class A Shares[1]	1,046,989	—	—
Weighted-average warrants[2]	2,071,366	2,730,036	2,237,743
Weighted-Average Fully Diluted Shares	60,259,060	60,039,926	58,825,928
Distributable Earnings Per Fully Diluted Share—Non-GAAP	$0.48	$(0.94)	$0.62
1 Represents Restricted Class A Shares (“RSAs”) with service based vesting condition.
2 Weighted-average warrants are determined under a treasury stock method.

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

(dollars in thousands)	1Q '22	4Q '21	1Q '21
Management fees—GAAP	$73,437	$74,554	$73,961
Adjustment to management fees[1]	(5,680)	(5,729)	(4,891)
Management Fees—Economic Income Basis—Non-GAAP	67,757	68,825	69,070

Incentive income—GAAP	21,642	178,053	47,804
Adjustment to incentive income[2]	(73)	1,735	—
Incentive Income—Economic Income Basis—Non-GAAP	21,569	179,788	47,804

Other revenues—GAAP	2,430	2,206	1,581
Adjustment to other revenues[3]	(990)	(955)	—
Other Revenues—Economic Income Basis—Non-GAAP	1,440	1,251	1,581
Total Revenues—Economic Income Basis—Non-GAAP	$90,766	$249,864	$118,455

Compensation and benefits—GAAP	$77,785	$209,704	$89,234
Adjustment to compensation and benefits[4]	(38,588)	57,038	(36,699)
Compensation and Benefits—Economic Income Basis—Non-GAAP	$39,197	$266,742	$52,535

Interest expense—GAAP	$3,285	$3,306	$4,868
Adjustment to interest expense[5]	(246)	(245)	(434)
Interest Expense—Economic Income Basis—Non-GAAP	$3,039	$3,061	$4,434

General, administrative and other expenses—GAAP	$27,316	$29,140	$27,376
Adjustment to general, administrative and other expenses[6]	(7,989)	(8,354)	(6,825)
General, administrative and other expenses—Economic Income Basis—Non-GAAP	$19,327	$20,786	$20,551
Net (income) loss attributable to noncontrolling interests—GAAP	$(12,006)	$9,461	$(18,798)
Adjustment to net loss (income) attributable to noncontrolling interests[7]	12,006	(9,461)	18,798
Net (Income) Loss Attributable to Noncontrolling Interests—Economic Income Basis—Non-GAAP	$—	$—	$—

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

(dollars in thousands)	3/31/2022	12/31/2021	12/31/2020	12/31/2019
Cash and cash equivalents—GAAP	$135,951	$170,781	$183,815	$240,938
U.S. government obligations, at fair value—GAAP	—	205,400	104,295	146,565
Cash, Cash Equivalents and Long-Term U.S. Government Obligations—Non-GAAP	$135,951	$376,181	$288,110	$387,503

Investments in funds —GAAP	$165,128	$158,712	$105,169	$81,991
Redemption receivable[8]	19,940	—	—	—
Investments in funds eliminated in consolidation	127,740	—	—	—
Employee-related investments[9]	(83,404)	(75,341)	(54,002)	(32,890)
Investments in Funds, Excluding Employee-Related Investments—Non-GAAP	$229,404	$83,371	$51,167	$49,101

Investments in CLOs, at fair value—GAAP	$226,552	$219,510	$205,510	$182,870
Financing related to investments in CLOs, at fair value[10]	(214,123)	(202,702)	(183,082)	(159,341)
Investments in CLOs, net of Financing—Non-GAAP	$12,429	$16,808	$22,428	$23,529

Summary Assets—Non-GAAP	$377,784	$476,360	$361,705	$460,133

2020 Term Loan[11]	$(95,000)	$(95,000)	$(319,400)	$—
2018 Term Loan[11]	—	—	—	(45,000)
Preferred Units[11]	—	—	—	(200,000)
Debt Securities[11]	—	—	—	(200,000)
Summary Liabilities—Non-GAAP	$(95,000)	$(95,000)	$(319,400)	$(445,000)

Adjusted Net Assets—Non-GAAP	$282,784	$381,360	$42,305	$15,133

Footnotes to Non-GAAP Reconciliations
(1) Adjustment to present management fees net of recurring placement and related service fees, as management considers these fees a reduction in management fees, not an expense.
(2) Adjustment to exclude the impact of eliminations related to the consolidated entities.
(3) Adjustment for subrental income as management considers the revenue to be an offset to rent expense.
(4) Adjustment to exclude equity-based compensation, as management does not consider these non-cash expenses to be reflective of our operating performance. The fair value of RSUs that are settled in cash to employees or executive managing directors, where the number of RSUs to be settled in cash is not certain at the time of the grant, is included as an expense at the time of settlement. Where the number of RSUs to be settled in cash is certain on the grant date, the expense is recognized during the performance period to which the award relates. In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Deferred cash compensation is expensed in full during the performance period to which the award relates for Economic Income, rather than over the service period for GAAP.
(5) Adjustment to exclude amounts related to non-cash interest expense accretion on debt. The 2020 Term Loan and the Debt Securities were each recognized at a significant discount, as proceeds from each borrowing were allocated to warrant liabilities and the 2019 Preferred Units, respectively, resulting in non-cash accretion to par over time through interest expense for GAAP. Management excludes these non-cash expenses from Economic Income, as it does not consider it to be reflective of our economic borrowing costs.
(6) Adjustment to exclude depreciation, amortization, and losses on fixed assets, as management does not consider these items to be reflective of our operating performance. Impairment of right-of-use lease assets is excluded from Economic Income at the time impairment is recognized for GAAP and the impact is then amortized for Economic Income over the lease term. Further, rent expense is offset by subrental income. Additionally, recurring placement and related service fees are excluded, as management considers these fees a reduction in management fees, not an expense.
(7) Adjustment to exclude amounts attributable to the executive managing directors on their interests in the Sculptor Operating Group, as management reviews the operating performance of the Company at the Sculptor Operating Group level. The Company conducts substantially all of its activities through the Sculptor Operating Group.
(8) Adjustment to include short-term receivables from funds included within Other Assets on the GAAP Balance Sheet for which the Company has redeemed its investment and will receive cash.

(9) Adjustment to exclude investments in funds made on behalf of certain employees and executive managing directors, including deferred compensation arrangements.
(10) Adjustment to reduce the investments in CLOs by related financing, including CLO investments loans and principal outstanding on securities sold under agreements to repurchase.
(11) Represents principal outstanding of the debt obligations and par value of Preferred Units.

Non-GAAP and Other Measures
Economic Income is a non-GAAP measure of pre-tax operating performance that excludes the following from our results on a GAAP basis: noncontrolling interests, equity based compensation expense, net of cash settled RSUs, depreciation and amortization expenses, components of our other income (loss), non-cash interest expense accretion on debt, and amounts related to consolidated entities, in addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized. The fair value of RSUs that are settled in cash to employees or executive managing directors, where the number of RSUs to be settled in cash is not certain at the time of grant, is included as an expense at the time of settlement. Where the number of RSUs to be settled in cash is certain on the grant date, the expense is recognized during the performance period to which the award relates. Similarly, deferred cash compensation is expensed in full during the performance period to which the award relates for Economic Income, rather than over the service period for GAAP. Further, impairment of right-of-use lease assets is excluded from Economic Income at the time the impairment is recognized for GAAP and the impact is then amortized over the lease term for Economic Income. Additionally, rent expense is offset by subrental income as management evaluates rent expenses on a net basis.
Distributable Earnings is a non-GAAP measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement and dividends accrued on the Preferred Units (whether paid or deferred). Economic Income and certain balance sheet measures presented on page 9 exclude the adjustments described above that are required for presentation of the Company's results and financial positions on a GAAP basis. Payable for taxes and tax receivable agreement presents the total estimated GAAP provision for current corporate, local and foreign taxes payable, as well as the current payable under the Company’s tax receivable agreement, assuming that all Economic Income was allocated to Sculptor Capital Management, Inc., which would occur following the exchange of all interests held by current and former executive managing directors in the Sculptor Operating Group (collectively, "Partner Units") for Class A Shares. The current tax provision and current payable under the tax receivable agreement reflect the benefit of tax deductions that are excluded when calculating Distributable Earnings, such as equity-based compensation expenses, legal settlements expenses, tax goodwill and various other items impacting the Company’s taxable income. Management believes that using the estimated current tax provision and current payable under the Company’s tax receivable agreement more accurately reflect earnings that are available to be distributed to shareholders.

For purposes of calculating Distributable Earnings per Share, the Company assumes that all Partner Units and Class A Restricted Share Units ("RSUs"), except for RSUs that will be settled in cash, and Class A Restricted shares (“RSAs”), subject to service condition only, have been converted on a one-to-one basis into Class A Shares and warrants are included on a treasury stock basis (collectively, "Fully Diluted Shares"). As of March 31, 2022, there were 5,455,715 Group P Units, 3,679,285 RSAs subject to both market and service conditions, and 800,000 performance-based restricted share units ("PSUs") outstanding. Group P Units, RSAs subject to both market and service conditions, and PSUs do not participate in the economics of the Company until certain service and market-performance conditions are met; therefore, the Company will not include the Group P Units, RSAs subject to market condition, or PSUs in Fully Diluted Shares until such market-performance conditions are met. As of March 31, 2022, the market-performance conditions for outstanding instruments had not yet been met.

These non-GAAP measures should not be considered as alternatives to the Net Income Attributable to Class A Shareholders or cash flow from operations, or as indicative of liquidity or the cash available to fund operations. You are encouraged to evaluate each of these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the Company's non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentations. The Company's non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Management uses Economic Income and Distributable Earnings, among other financial information, as the basis on which it evaluates the financial performance of the Company and makes resource allocation and other operating decisions, as well as to determine the earnings available to distribute as dividends to holders of the Company's Class A Shares and to the Company's executive managing directors.

Management uses adjusted net assets as a measure of the Company’s net debt position to evaluate the Company’s liquidity and organizational health. Management considers it important that investors review the same operating information that it uses. These measures are presented to provide a more comparable view of the Company's operating results year-over-year and the Company believes that providing these measures on a supplemental basis to the Company's GAAP results is helpful to shareholders in assessing the overall performance of the Company's business.

Assets Under Management (or “AUM”) refers to the assets for which we provide investment management, advisory or certain other investment-related services. Specifically:
a.AUM for our multi-strategy and opportunistic credit funds is generally based on the net asset value of those funds plus any unfunded commitments, if applicable. AUM is reduced for unfunded commitments that will be funded through transfers from other funds.
b.AUM for Institutional Credit Strategies is generally based on the amount of equity outstanding for CLOs and CBOs (during the warehouse period) and the par value of the collateral assets and cash held (after warehouse period). For aircraft securitization vehicles, AUM is based on the adjusted portfolio appraisal values for the aircraft collateral within the securitization. AUM is reduced for any investments in these CLOs and securitization vehicles held by our other funds. AUM also includes the net asset value of other investment vehicles within this strategy.
c.AUM for our real estate funds is generally based on the amount of capital committed by our fund investors during the investment period and the amount of actual capital invested for periods following the investment period. AUM is reduced for unfunded commitments that will be funded through transfers from other funds.
d.AUM for our special purpose acquisition company (“SPAC”) sponsored by us includes the proceeds raised in the initial public offering that are currently held in a trust for use in a business combination.

AUM includes amounts that are not subject to management fees, incentive allocation or other amounts earned on AUM, including without limitation, investments by the Company, its executive managing directors, employees and certain other related parties. Our calculation of AUM may differ from the calculations of other asset managers, and as a result, may not be comparable to similar measures presented by other asset managers. Our calculations of AUM are not based on any definition set forth in the governing documents of the investment funds and are not calculated pursuant to any regulatory definitions.
Fee Paying Assets Under Management (or “FP AUM”) refers to the AUM on which we earn management fees and/or incentive income.
Accrued but Unrecognized Incentive Income (or “ABURI”) from longer-term AUM generally comprises the following:
▪Multi-strategy ABURI is derived from clients in the three-year liquidity tranche, where incentive income will be recognized at the end of each client’s three-year period.
▪Opportunistic credit ABURI is derived from three sources:
–Clients in the three-year and four-year liquidity tranches of our open-end opportunistic credit fund, where incentive income will be recognized at the end of each client’s three-year or four-year period, other than tax distributions.
–Long-dated closed-end opportunistic credit funds, where incentive income will be recognized during each fund’s harvest period after invested capital and a preferred return has been distributed to the clients, other than tax distributions.
–The Customized Credit Focused Platform, where incentive income is recognized at the end of a multi-year term; previously crystallized on December 31, 2020, other than tax distributions.
▪Real Estate ABURI is derived from long-dated real estate funds, where incentive income will start to be recognized following the completion of each fund’s investment period as investments are realized and after invested capital and a preferred return has been distributed to the clients other than tax distributions.

Fund Information - Footnotes
(a) Past performance is not indicative of future results. The return information reflected in these tables represents, where applicable, the composite performance of all feeder funds that comprise each of the master funds presented. Gross return information is generally calculated using the total return of all feeder funds, net of all fees and expenses except management fees of such feeder funds and master funds and incentive income allocated to the general partner of the funds, and the returns of each feeder fund include the reinvestment of all dividends and other income. Net return information is generally calculated as the gross returns less management fees and incentive income allocated to the general partner of the funds. Return information that includes investments in certain funds that the Company, as investment manager, determines lack a readily ascertainable fair value, are illiquid or should be held until the resolution of a special event or circumstance ("Special Investments") excludes incentive income allocated to the general partner of the funds on unrealized gains attributable to such investments, which could reduce returns on these investments at the time of realization. Special Investments and initial public offering investments are not allocated to all investors in the funds, and investors that were not allocated Special Investments and initial public offering investments may experience materially different returns. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar.

(b) The annualized returns since inception are those of the Sculptor Multi-Strategy Composite, which represents the composite performance of all accounts that were managed in accordance with the Company's broad multi-strategy mandate that were not subject to portfolio investment restrictions or other factors that limited the Company's investment discretion since inception on April 1, 1994. Performance is calculated using the total return of all such accounts net of all investment fees and expenses of such accounts, and the returns include the reinvestment of all dividends and other income. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar. For the period from April 1, 1994 through December 31, 1997, the returns are gross of certain overhead expenses that were reimbursed by the accounts. Such reimbursement arrangements were terminated at the inception of the Sculptor Master Fund on January 1, 1998. The size of the accounts comprising the composite during the time period shown vary materially. Such differences impacted the Company's investment decisions and the diversity of the investment strategies followed.

Furthermore, the composition of the investment strategies the Company follows is subject to its discretion, has varied materially since inception and is expected to vary materially in the future.

The returns for the Sculptor Master Fund exclude Special Investments. Special Investments in the Sculptor Master Fund are held by investors representing a small percentage of AUM in the fund. Inclusive of these Special Investments, the returns of the Sculptor Master Fund for three months ended March 31, 2022 were -2.6% gross and -2.9% net, for year ended December 31, 2021 were 8.5% gross and 5.7% net, for three months ended March 31, 2021 were 4.8% gross and 3.6% net, and annualized since inception through March 31, 2022 were 15.9% gross and 11.1% net. As of March 31, 2022, the annualized returns since the Sculptor Master Fund’s inception on January 1, 1998 were 13.1% gross and 8.8% net excluding Special Investments and 12.8% gross and 8.7% net inclusive of Special Investments.

Sharpe Ratio is a measure of the risk-adjusted return of the Fund, or benchmark, as applicable. The Sharpe Ratio is calculated by subtracting the annualized risk-free rate from the annualized portfolio return, and dividing that amount by the standard deviation of the portfolio's monthly returns in excess of the risk-free rate. The risk-free rate of return used in computing the Sharpe Ratio is the 1-month LIBOR compounded monthly throughout the periods presented.

(c) Source: Bloomberg, HFRI. The comparison shows the returns of the MSCI World Gross Local Index (GDDLWI Index), the Balanced US 60/40 Index (VBINX US Equity) and the HFRI Fund Weighted Composite Index (HFRIFWI Index (the “Broader Market Indices”) against the Multi-Strategy Composite. This comparison is intended solely for illustrative purposes to show a historical comparison of the Master Fund Composite to the broader markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Master Fund or the Feeder Funds will perform relative to the Broader Market Indices in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in the Master Fund Composite and will therefore have different risk and reward profiles.

(d) RESERVED

(e) The returns for the Sculptor Credit Opportunities Master Fund exclude Special Investments. Special Investments in the Sculptor Credit Opportunities Master Fund are held by investors representing a small percentage of AUM in the fund. Inclusive of these Special Investments, the returns of the Sculptor Credit Opportunities Master Fund for three months ended March 31, 2022 were 1.8% gross and 1.3% net, for year ended December 31, 2021 were 22.3% gross and 17.3%, for three months ended March 31, 2021 were 8.6% gross and 7.3% net, and annualized since inception through March 31, 2022 were 13.7% gross and 9.8% net.

(f) Source: Bloomberg, HFRX. The comparison shows the returns of the ICE BofAML Global High Yield Index (HW00) and HFRX Fixed Income Credit Index (HFRXFIC) (the “Broader Market Indices”) against Sculptor Credit Opportunities Master Fund. During the third quarter of 2021, we included a comparison to the HFRX index, updated from the HFRI index previously used, as we believe it is a more representative comparison. The comparisons are intended solely for illustrative purposes to show a historical comparison of the Sculptor Credit Opportunities Master Fund to the broader credit markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Credit Opportunities Master Fund will perform relative to the Index in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in Sculptor Credit Opportunities Master Fund and will therefore have different risk and reward profiles.

(g) Gross IRR for the Company's real estate funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the aggregated investments as of March 31, 2022, including the fair value of unrealized and partially realized investments as of such date, together with any unrealized appreciation or depreciation from related hedging activity. Gross IRR is not adjusted for estimated management fees, incentive income allocated to the general partner of the fund or other fees or expenses to be paid by the fund, which would reduce the return.

(h) Net IRR is calculated as described in footnotes (g) and (l), but is reduced by management fees and for the real estate funds other fund-level fees and expenses not adjusted for in the calculation of gross IRR. Net IRR is further reduced by accrued and paid incentive income allocated to the general partner of the fund, which will be payable upon the distribution of each fund's capital in accordance with the terms of the relevant fund. Accrued incentive income allocated to the general partner of the fund may be higher or lower at such time. The net IRR represents a composite rate of return for a fund and does not reflect the net IRR specific to any individual investor.

(i) Appreciation (depreciation) reflects the aggregate net capital appreciation (depreciation) for the entire period and is presented on a total return basis, net of all fees and expenses (except incentive income allocated to the general partner of the fund on unrealized Special Investments), and includes the reinvestment of all dividends and other income. Management fees and incentive income allocated to the general partner of the fund vary by product.

(j) Includes the effects of changes in the par value of the underlying collateral of the CLOs, foreign currency translation changes in the measurement of AUM of our European CLOs and other funds, and changes in the portfolio appraisal value for aircraft securitization vehicles. For FP AUM, this also includes movements in or out of FP AUM.

(k) Represents funded capital commitments net of recallable distribution to investors.

(l) Gross internal rate of return ("IRR") for the Company's closed-end opportunistic credit funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the fund as of March 31, 2022, including the fair value of unrealized investments as of such date, together with any appreciation or depreciation from related hedging activity. Gross IRR does not include the effects of management fees or incentive income allocated to the general partner of the fund, which would reduce the return, and includes the reinvestment of all fund income.

(m) Gross multiple of invested capital ("MOIC") for the Company's closed-end opportunistic credit funds is calculated by dividing the sum of the net asset value of the fund, accrued incentive income allocated to the general partner of the fund, life-to-date incentive income allocated to the general partner of the fund and management fees paid and any non-recallable distributions made from the fund by the invested capital.

(n) These funds have concluded their investment periods, and therefore the Company expects AUM for these funds to decrease as investments are sold and the related proceeds are distributed to the investors in these funds.

(o) An investment is considered partially realized when the total amount of proceeds received, including dividends, interest or other distributions of income and return of capital, represents at least 50% of invested capital.

(p) Invested capital represents total aggregate contributions made for investments by the fund.

(q) Total value represents the sum of realized distributions and the fair value of unrealized and partially realized investments as of March 31, 2022. Total value will be impacted (either positively or negatively) by future economic and other factors. Accordingly the total value ultimately realized will likely be higher or lower than the amounts presented as of March 31, 2022.

(r) Gross MOIC for the Company's real estate funds is calculated by dividing the value of a fund's investments by the invested capital, prior to adjustments for incentive income allocated to the general partner of the fund, management fees or other expenses to be paid by the fund.

(s) This fund has invested less than half of its committed capital; therefore, IRR and MOIC information is not presented, as it is not meaningful.

(t)Customized Credit Focused Platform - Footnotes
Weighted Average Returns: Weighted Average Returns reflect the total profit & loss divided by the weighted average capital base for the period.
Gross IRR represents estimated, unaudited, annualized pre-tax returns based on the timing of cash inflows and outflows from contributions into and distributions from the Platform to its fee paying investors (excluding management fees incurred by the Platform and incentive income allocated to the general partner of the fund).
Net IRR is the gross IRR adjusted to reflect actual management fees incurred by the Platform and incentive income allocated to the general partner of the fund.
Net Invested Capital Multiple: Given the Platform has an active liquid investment program, a key element of which includes ramping up and ramping down depending on market conditions - much of which has recently been deployed - this is a multiple measuring the current net asset value over the Net Invested Capital, where Net Invested Capital represents cumulative contributions less cumulative distributions.

Forward Looking Statements
This press release and earnings presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current views with respect to, among other things, future events, its operations and its financial performance. The Company generally identifies forward-looking statements by terminology such as "outlook," "believe," "expect," "potential," "continue," "may," "will," "should," "could," "seek," "approximately," "predict," "intend," "plan," "estimate," "anticipate," "opportunity," "comfortable," "assume," "remain," "maintain," "sustain," "achieve," "see," "think," "position" or the negative version of those words or other comparable words.
Any forward-looking statements contained in this press release are based upon historical information and on the Company's current plans, estimates and expectations. The inclusion of this or other forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates or expectations contemplated by the Company will be achieved. The Company cautions that forward-looking statements are subject to numerous assumptions, estimates, risks and uncertainties including but not limited to the following: global economic, business, market and geopolitical conditions; the United Kingdom’s withdrawal from the European Union; poor investment performance of, or lack of capital flows into, the funds the Company manages; the Company’s investors’ right to redeem their investments from the Company’s funds on a regular basis; the highly variable nature of the Company’s revenues, results of operations and cash flows; difficult market conditions that could adversely affect the Company’s funds; counterparty default risks; ; the outcome of third-party litigation involving the Company; the consequences of the Foreign Corrupt Practices Act settlements with the SEC and the U.S. Department of Justice and any claims or negative publicity arising therefrom or from matters involving the Company’s founding CEO; conditions impacting the alternative asset management industry; the Company's ability to retain existing investor capital; the Company's ability to successfully compete for fund investors, assets, professional talent and investment opportunities; the Company's ability to retain its active executive managing directors, managing directors and other investment professionals; the Company's successful formulation and execution of its business and growth strategies; the Company's ability to appropriately manage conflicts of interest and tax and other regulatory factors relevant to its business; U.S. and foreign regulatory developments relating to, among other things, financial institutions and markets, government oversight, fiscal and tax policy; and assumptions relating to the Company's operations, investment performance, financial results, financial condition, business prospects, growth strategy and liquidity.
If one or more of these or other risks or uncertainties materialize, or if the Company’s assumptions or estimates prove to be incorrect, its actual results may vary materially from those indicated in these statements. These factors are not and should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risks that are included in the Company’s filings with the SEC, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2021, dated February 25, 2022, as well as may be updated from time to time in the Company’s other SEC filings. There may be additional risks, uncertainties and factors that the Company does not currently view as material or that are not known. The forward-looking statements contained in this press release are made only as of the date of this press release. The Company does not undertake to update any forward-looking statement because of new information, future developments or otherwise except as may be required by law. This press release does not constitute an offer of any Sculptor Capital fund.
The Company files annual, quarterly and current reports, proxy statements and other information required by the Exchange Act of 1934, as amended, with the SEC. The Company makes available free of charge on its website (www.sculptor.com) its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendment to those filings as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The Company also uses its website to distribute company information, including AUM by investments strategy, and such information may be deemed material. Accordingly, investors should monitor the Company's website, in addition to its press releases, SEC filings and public conference calls and webcast.